CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	$710,571,028.32	$96,921.89(1)

(1)	The filing fee of $96,921.89 is calculated in accordance with Rule 457(c) and (r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-187047

Prospectus Supplement

(To Prospectus dated March 5, 2013)

19,272,336 shares

Fidelity National Information Services, Inc.

Common Stock

All of the shares of our common stock in the offering are being sold by the selling shareholder identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling shareholder.

Our common stock is listed on the New York Stock Exchange under the symbol “FIS.” The last reported sale price of our common stock on March 6, 2013 was $38.41 per share.

Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. (the “Underwriter”) has agreed to purchase our common stock from the selling shareholder at a price of $37.40 per share, which will result in approximately $720.8 million of total net proceeds to the selling shareholder. The Underwriter may offer our common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

The Underwriter expects to deliver the shares against payment in New York, New York on March 11, 2013.

Goldman, Sachs & Co.

March 6, 2013

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized anyone else to provide you with additional or different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The terms “FIS,” “we,” “us,” and “our” refer to Fidelity National Information Services, Inc. and its subsidiaries.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling shareholder. All proceeds from the sale of shares by the selling shareholder will be solely for the account of the selling shareholder.

SELLING SHAREHOLDER

The table below sets forth information with respect to the selling shareholder, including the name of the selling shareholder, the number of shares beneficially owned by the selling shareholder as of the date of this prospectus supplement, and the number of shares offered for sale by the selling shareholder pursuant to this prospectus supplement.

	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number	Percentage(1)		Number(2)	Percentage(1)(2)

WPM, L.P.(3)	19,273,336	6.5%	19,272,336	1,000		(4)

(1)	Applicable percentage ownership is based on 294,489,305 shares of common stock outstanding on January 31, 2013.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus supplement.
(3)	The selling shareholder is WPM, L.P., a Delaware limited partnership (“WPM LP”). WPM GP, LLC, a Delaware limited liability company, is the sole general partner of WPM LP (“WPM GP”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership, is the sole member of WPM GP (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company, is the sole general partner of WP IX (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company, is the sole member of WP IX LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership, is the managing member of WP Partners (“WP”) and Warburg Pincus LLC, a New York limited liability company, manages WP IX (“WP LLC” and together with WPM LP, WPM GP, WP IX, WP IX LLC, WP Partners and WP, the “Warburg Pincus Entities”). Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Managing Member and Co-President of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the shares except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York, 10017. In addition, each of the Warburg Pincus Entities may also be deemed to beneficially own additional shares by virtue of a purchase right which may generally be exercised quarterly by the selling shareholder under the Stock Purchase Right Agreement among the selling shareholder, FIS and Metavante. The amount shown in the table excludes shares that the selling shareholder has the right to purchase pursuant to the Stock Purchase Right Agreement. For a description of the Stock Purchase Right Agreement, please see “Other Related Party Arrangements - Agreements with WPM, L.P.” in our Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders which is incorporated by reference in the accompanying prospectus.
(4)	Represents less than 1% of the shares of our common stock.

UNDERWRITING

Goldman, Sachs & Co. is acting as Underwriter of this offering. Under the terms and subject to the conditions set forth in the underwriting agreement, the Underwriter has agreed to purchase, and the selling shareholder has agreed to sell to the Underwriter, 19,272,336 shares of our common stock at the price set forth on the cover of this prospectus supplement.

The underwriting agreement provides that the obligation of the Underwriter to purchase the shares included in this offering is subject to approval of legal matters by counsel and to other conditions. The Underwriter is obligated to purchase the 19,272,336 shares of our common stock sold by the selling shareholder under the underwriting agreement if it purchases any of the shares. Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We estimate that the expenses for this offering will be approximately $400,000, and are payable entirely by us. Expenses include the U.S. Securities and Exchange Commission filing fee, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

In order to facilitate this offering of our common stock, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, including the purchase and sale of shares of our common stock in the open market. These stabilizing transactions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the Underwriter, is authorized to make any further offer of the common stock on behalf of us or the Underwriter.

A prospectus supplement or accompanying prospectuses in electronic format may be made available on the website maintained by the Underwriter. Other than the prospectus supplement or accompanying prospectuses in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement or accompanying prospectuses. In addition, shares may be sold by the Underwriter to securities dealers who resell shares to online brokerage account holders.

We and the selling shareholder have agreed to indemnify the Underwriter against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.

The Underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Underwriter and its respective affiliates have provided, and may in the future provide, a variety of these services to FIS and to persons and entities with relationships with FIS, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriter and its respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of FIS (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with FIS. The Underwriter and its respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by FIS for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require FIS or the Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to FIS; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong),

or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Certain other legal matters in connection with this offering will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

PROSPECTUS

FIDELITY NATIONAL INFORMATION SERVICES, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, GUARANTEES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Information Services, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock or debt securities, senior or subordinated debt securities (which may be guaranteed by certain of our subsidiaries), warrants, purchase contracts and units.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, carefully before you make your investment decision.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

In addition, shareholders of ours (each a “selling shareholder”) may offer and sell our common stock from time to time in one or more offerings. We will describe the specific terms and manner of such offerings in a prospectus supplement, which will also provide information about the selling shareholders and the number of shares that may be sold. We will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FIS.” Other than for our common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 5, 2013

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FIS,” “we,” “our,” “ours,” or “us” refer to Fidelity National Information Services, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we or a selling shareholder sells securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any accompanying prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since such date.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act” including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FIS. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in either or both the United States and international lending, capital and financial markets;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for core processing, card issuer, and transaction processing services;

•

failures to adapt our services and products to changes in technology or in the marketplace; internal or external security breaches of our systems, including those relating to the theft of personal information and computer viruses affecting our software or platforms, and the reactions of customers, card associations and others to any such events;

•

the reaction of our current and potential customers to the regulatory letter we received about information security, risk management and internal audit following the security breach we experienced in early 2011 and to any other communications about such topics from our regulators or from us;

•	competitive pressures on product pricing and services including the ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers; and

•	other risks detailed elsewhere in this document and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We assume no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus or any related prospectus supplement.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

We are a leading global provider of banking and payments technologies. With a long history deeply rooted in the financial services sector, we serve more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Florida, we employ more than 35,000 people worldwide and hold leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. We topped the 2012 and 2011 FinTech 100 list and we are a member of the Fortune 500 U.S. and of Standard and Poor’s (S&P) 500 Index.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 438-6000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, the financing of future acquisitions and the repayment or refinancing of outstanding indebtedness. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any proceeds from the sale of securities by selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2012.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(1)	4.0	3.2	3.6	1.9	1.9

(1)	In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings from continuing operations before income taxes and equity in earnings (losses) of unconsolidated entities plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense, capitalized interest and amortization of debt issue costs, as well as the imputed interest component of rental expense. There is no preferred stock outstanding as of the date of this prospectus, and we have paid no preferred dividends to date; accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and the Georgia law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and to the provisions of the Georgia Business Corporation Code. We have incorporated by reference our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding. As of February 28, 2013, our authorized capital stock consisted of 800,000,000 shares, of which 600,000,000 are designated “Common Stock” and have a par value of $.01 per share, and 200,000,000 shares are designated “Preferred Stock” and have a par value of $.01 per share. As of January 31, 2013, 294,489,305 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to receive dividends that may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of FIS legally available for the payment of dividends. Holders of our Common Stock have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote. Upon the voluntary or involuntary dissolution of FIS, the net assets of FIS available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them. The rights and privileges of holders of our Common Stock are subject to the rights and preferences of the holders of any series of Preferred Stock that we may issue in the future, as described below.

Preferred Stock

The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by the board of directors prior to the issuance of any such shares, in the manner provided by law. The authority of the board of directors with respect to each series of the Preferred Stock shall include, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Business Corporation Code and any others determined by the board of directors, any of which may be different from or the same as those of any other class or series of FIS’s shares.

The board of directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Georgia law

A number of provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and certain Georgia law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also render the removal of the incumbent board of directors or management more difficult.

Common Stock. Our unissued shares of authorized Common Stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the Preferred Stock to parties that might oppose such a takeover bid or issue shares of the Preferred Stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our Common Stock at a premium over the market price of our Common Stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our Common Stock.

Classified Board of Directors and Related Provisions. Our Amended and Restated Articles of Incorporation currently provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision would prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. However, our Amended and Restated Articles of Incorporation were amended in 2012 to phase out the staggered board, with such change to be fully effective by the time of our annual meeting of shareholders in 2015.

Our Amended and Restated Articles of Incorporation provide that the number of directors is to be set by resolution of our board of directors, from time to time. If the number of directors is increased or decreased, the increase or decrease will be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class, provided, however, that no decrease in the number of directors in a class will shorten the term of an incumbent director. Any additional director elected to fill a vacancy resulting from an increase in the size of our board will hold office for a term that coincides with the remaining term of the class to which such director is elected, with certain exceptions.

Our Amended and Restated Articles of Incorporation provide that any vacancy on our board that results from an increase in the number of directors, or from the death, resignation, retirement, disqualification, or removal from office of any director, will be filled by a majority of the remaining members of our board, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal from office of a director will have the same remaining term as his or her predecessor. Accordingly, our board can prevent any shareholder from enlarging our board and filling the new directorships with that shareholder’s own nominees.

Special Meetings of Shareholders. Our Amended and Restated Bylaws provide that special meetings may be called by the chairman of our board of directors, the vice chairman, our chief executive officer, our president, our board of directors by vote at a meeting, a majority of our directors in writing without a meeting, or by unanimous call of our shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our Amended and Restated Bylaws provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the shareholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date that the proxy statement for the immediately preceding annual meeting of shareholders was released to shareholders. However, if no annual meeting of the shareholders was held in the previous year or if the date of the annual meeting of the shareholders has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be delivered to and received by us not later than the last to occur of (i) the date that is 150 days prior to the date of the contemplated annual meeting or (ii) the date that is 10 days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The notice must describe the proposal or nomination and set forth the name and address of, the stock held of record and beneficially by, the stockholder and other specified information. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our Amended and Restated Bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Other Constituencies

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of our company, our board, committees of our board, and individual directors, in addition to considering the effects of any action on FIS or its shareholders, is authorized under a provision of our Amended and Restated Articles of Incorporation to consider the interests of our employees, customers, suppliers, and creditors and the employees, customers, suppliers, and creditors of our subsidiaries, the communities in which our offices or other establishments are located, and all other factors the directors consider pertinent. This provision permits our board to consider numerous judgmental or subjective factors affecting a proposal for a business combination, including some non-financial matters, and on the basis of these considerations, our board may be permitted to oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendment of Our Articles

Under the Georgia Business Corporation Code in general, and except as otherwise provided by our articles of incorporation, amendments to our Amended and Restated Articles of Incorporation must be recommended to the shareholders by our board and approved at a properly called shareholder meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Our articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, to make, alter, amend, change, add to, or repeal any provision of, our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws where such creation, alteration, amendment, change, addition, or repeal would be inconsistent with the provisions of our articles relating to:

•	the number of members of our board;

•	the classification of our board into classes of directors with staggered terms;

•	the filling of vacancies on our board; or

•	the ability of our board of directors to adopt amendments to our Amended and Restated Bylaws.

Notwithstanding the foregoing, this two-thirds vote is not required for any alteration, amendment, change, addition, or repeal recommended by a majority of our board.

Amendment of Our Bylaws

Under the Georgia Business Corporation Code in general, and subject to our articles of incorporation and the requirements of the business combination and fair price provisions described below, our bylaws may be altered, amended, or repealed by our board or by the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote and actually voted on such matter.

Anti-Takeover Legislation—Georgia Law

We are covered by two provisions of the Georgia Business Corporation Code, or Georgia Code, that restrict business combinations with interested shareholders: the business combination provision and the fair price provision. These provisions do not apply to a Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation’s articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with respect to the fair price provision, his, her, or its associates and affiliates

Interested Shareholders Transactions

The business combination provision of the Georgia Code generally prohibits Georgia corporations from entering into certain business combination transactions with any “interested shareholder,” generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation, for a period of five years from the date that person became an interested shareholder, unless:

•

prior to that shareholder becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder;

•

in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding, excluding, for purposes of determining the number of shares outstanding, “Insider Shares,” as defined below, at the time the transaction commenced; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding, for purposes of determining the number of shares outstanding, Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote, Insider Shares and voting stock beneficially owned by the interested shareholder.

For purposes of this provision, Insider Shares refers generally to shares owned by:

•	persons who are directors or officers of the corporation, their affiliates, or associates;

•	subsidiaries of the corporation; and

•

any employee stock plan under which participants do not have the right, as determined exclusively by reference to the terms of such plan and any trust which is part of such plan, to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer.

A Georgia corporation’s bylaws must specify that all requirements of this provision apply to the corporation in order for this provision to apply. Our Amended and Restated Bylaws contain a provision stating that all requirements of this provision, and any successor provision, apply to us.

Fair Price Requirements

The fair price provision of the Georgia Business Corporation Code imposes certain requirements on business combinations of a Georgia corporation with any person who is an “interested shareholder” of that corporation. In addition to any vote otherwise required by law or the corporation’s articles of incorporation, under the fair price provision, business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation’s minority shareholders:

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the transaction must be unanimously approved by the “continuing directors” of the corporation, generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval;

•

the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and certain other tests.

A Georgia corporation’s bylaws must specify that all requirements of the fair price provision apply to the corporation in order for the fair price provision to apply. Our Amended and Restated Bylaws contain a provision stating that all requirements of the fair price provision, and any successor provisions thereto, apply to us.

Removal of Directors

The Georgia Business Corporation Code also contains a provision commonly referred to as the removal provision, which among other things, limits the ability of shareholders of a Georgia corporation to remove its directors if they serve staggered terms. The removal provision generally provides that:

•	directors having staggered terms may be removed only for “cause,” unless the corporation’s articles of incorporation or a bylaw provision adopted by the corporation’s shareholders provides otherwise;

•	directors may be removed only by a majority vote of the shares entitled to vote for the removal of directors; and

•

a director may be removed by a corporation’s shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that purpose, or one of the purposes, of the meeting is removal of the director.

Neither our Amended and Restated Articles of Incorporation nor our Amended and Restated Bylaws contain a provision permitting the removal of our directors other than for cause. Accordingly, until our staggered board is eliminated in 2015 as described above, the removal provision could have the effect of restricting the ability of our shareholders to remove incumbent directors and fill the vacancies created by such removal with their own nominees.

Limitations on Director Liability

Under the provisions of the Amended and Restated Articles of Incorporation, no director shall have any liability to us or to our shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for: (1) any appropriation of any business opportunity of ours in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (relating to unlawful dividends and other distributions); or (4) any transaction from which the director received an improper personal benefit.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of preferred stock. We may issue fractional interests in debt securities or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Preferred Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•

if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•

there has been a final distribution in respect of the preferred stock, including in connection with the liquidation, dissolution or winding-up of FIS, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1 billion.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under a “Senior Indenture” to be entered into between Fidelity National Information Systems, Inc., certain of our subsidiaries that may guarantee the securities and The Bank of New York Mellon Trust Company, N.A. and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Mellon Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”

The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described in the applicable prospectus supplement.

Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, and guarantee holders, except to the extent our subsidiaries guarantee the debt securities. As of December 31, 2012, our subsidiaries had approximately $2,265,300,000 of total liabilities that were reflected on our consolidated balance sheet. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include, among other things, some or all of the following:

•	the title of the debt securities, including CUSIP numbers, and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•	the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

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the place or places where, and the manner in which, the principal of, premium, if any, and interest on the debt securities will be payable, and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

•

our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

if other than denominations of $1,000 and any integral multiple thereof, if registered securities, and if other than the denomination of $5,000, if bearer securities, the denominations in which debt securities will be issuable;

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if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

•

if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

•

if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

•

if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•	the person to whom any interest on any registered debt securities will be payable and the manner in which, or the person to whom, any interest on any bearer debt securities will be payable;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•	any addition to or modification or deletion of any Events of Default or any covenants of FIS pertaining to the debt securities;

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under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

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whether debt securities will be issuable as registered securities or bearer securities (with or without interest coupons), or both, and any restrictions applicable to the offering, sale or delivery of bearer securities, and the terms upon which bearer securities of a series may be exchanged for registered securities of the same series and vice versa;

•	the date as of which any bearer securities and any temporary global security representing outstanding debt securities will be dated if other than the date of original issuance;

•	whether any of our subsidiaries will provide guarantees of the debt securities;

•	whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•	if other than the trustee, the identity of the registrar and any paying agent;

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if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities. Unless otherwise specified in the applicable prospectus supplement, bearer securities will have interest coupons attached.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subsidiary Guarantors

Each of our wholly owned domestic subsidiaries that guarantees our obligations under the Credit Agreement (as defined below) will initially be a party to the Senior Indenture. If so specified in the applicable prospectus supplement, some or all of such subsidiaries (each, a “Subsidiary Guarantor”) will guarantee the senior debt securities of a series. Unless otherwise specified, these guarantees will be senior obligations of each Subsidiary Guarantor and will rank equal with all existing and future senior Debt (as defined below) of such Subsidiary Guarantor and senior to all subordinated Debt of such Subsidiary Guarantor. The guarantees will be effectively subordinated to any secured Debt of such Subsidiary Guarantor to the extent of the assets securing such Debt. The guarantees will be full and unconditional, provided that the Senior Indenture provides that the obligations of a Subsidiary Guarantor under its applicable guarantee will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under the guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Subsidiary Guarantor’s obligations under its guarantee could be significantly less than amounts payable with respect to the debt securities of a series, or a Subsidiary Guarantor may have effectively no obligation under its guarantee.

If so specified in the applicable prospectus supplement, after the initial issuance of senior debt securities of a series, we will cause each new wholly-owned domestic subsidiary of ours that incurs any Debt under our Credit Facilities (as defined below) to become an additional Subsidiary Guarantor of such debt securities on the terms set forth above.

The guarantee of a Subsidiary Guarantor with respect to a series of senior debt securities will terminate and be discharged and of no further force and effect and the applicable Subsidiary Guarantor will be automatically and unconditionally released from all of its obligations thereunder:

(1) concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Subsidiary Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Subsidiary Guarantor (other than to FIS or a subsidiary);

(2) at any time that such Subsidiary Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) under all of its guarantees of all Debt of FIS under the Credit Facilities except a discharge by or as a result of payment under such guarantee;

(3) upon the merger or consolidation of any Subsidiary Guarantor with and into FIS or a Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following or contemporaneously with the transfer of all of its assets to FIS or a subsidiary;

(4) upon the defeasance or discharge of the debt securities of such series, as provided in the Senior Indenture or upon satisfaction and discharge of the Senior Indenture; or

(5) upon the prior consent of the holders of all the debt securities of such series then outstanding.

Subordination

Subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness. The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions.

In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenants

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

Limitation on Liens. We shall not, and shall not permit any of our subsidiaries to, create or assume any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any Principal Facility, or upon any stock or Debt of any subsidiary, to secure Debt unless the senior debt securities of each series then outstanding are, for so long as such Debt is so secured, secured by such lien equally and ratably with (or prior to) such Debt. However, this requirement does not apply to:

(1) liens existing on the date of the Senior Indenture;

(2) liens securing all or any portion of any Debt (x) pursuant to the Credit Agreement or (y) pursuant to any debt instrument or agreement (“Refinancing Debt”) that in whole or in part refinances, refunds, extends or renews the Credit Agreement or any Refinancing Debt;

(3) any lien for taxes or assessments or other governmental charges or levies not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(4) any warehousemen’s, materialmen’s, landlord’s or other similar liens arising by law for sums not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of FIS and its subsidiaries taken as a whole or materially impair the operation of the business of FIS and its subsidiaries taken as a whole;

(6) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety, stay, customs, appeals, or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice (including, without limitation, those to secure health, safety and environmental obligations); (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(7) liens on property or assets of a person existing at the time such person is acquired or merged with or into or consolidated with us or with a subsidiary, or becomes a subsidiary (and not created or incurred in anticipation of such transaction), provided that such liens are not extended to our property and assets or the property and assets of our subsidiaries, other than the property or assets acquired;

(8) liens securing Debt of a subsidiary owed to and held by us or by our subsidiaries;

(9) liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by liens referred to in clauses (1), (7), (11) and (12) hereof; provided that such liens do not extend to any other property or assets (other than improvements, accessions, or proceeds in respect thereof) and the principal amount of the obligations secured by such liens is not increased;

(10) liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(11) liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the lien may not extend to any other property owned by such person at the time the lien is incurred (other than assets and property affixed or appurtenant thereto and proceeds thereof), and the Debt (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

(12) liens on property or assets existing at the time of the acquisition thereof;

(13) liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to our pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with our customers in the ordinary course of business and (ii) (W) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (Z) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

(14) liens on the stock of a securitization vehicle incurred in connection with a securitization financing;

(15) liens pursuant to the terms and conditions of any contracts between us or any subsidiary and the U.S. government;

(16) liens arising in connection with our cash management practices;

(17) Settlement Liens; and

(18) liens not otherwise permitted under the Senior Indenture securing Debt in an aggregate principal amount that, together with the aggregate Attributable Value of property involved in sale and leaseback transactions permitted by clause (i) of “Limitation on Sale Leaseback Transactions” below and all other Debt then secured by liens permitted only pursuant to this clause (18), does not exceed 10% of our consolidated net worth.

Each lien, if any, granted, pursuant to the provisions described above, to secure any senior debt securities shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused such securities to be required to be so secured. For purposes of determining compliance with this covenant, any lien need not be permitted solely by reference to one category of permitted liens but may be permitted in part by one provision and in part by one or more other provisions. In the event that a lien securing Debt or any portion thereof meets the criteria of more than one such provision, we shall divide and classify and may later re-divide and reclassify such lien in our sole discretion.

Limitation on Sale Leaseback Transactions. We may not sell or transfer, and will not permit any subsidiary to sell or transfer (except to us or one or more subsidiaries, or both), any Principal Facility owned by FIS or any subsidiary with the intention of taking back a lease on such facility longer than 36 months, unless (i) the sum of the aggregate Attributable Value of the property involved in sale and leaseback transactions not otherwise permitted plus the aggregate principal amount of Debt secured by all liens permitted only by clause (18) of “Limitation on Liens” above does not exceed 10% of our consolidated net worth; or (ii) within 365 days after such sale or transfer, we apply an amount equal to the greater of the net proceeds of the sale or the fair market value of the property sold to the purchase of real property or the retirement of debt securities or other long-term Debt.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not, in any transaction or series of related transactions, consolidate or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of FIS and its subsidiaries, taken as a whole, to, any person unless:

(1) the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, is a corporation, limited partnership, limited liability company or similar entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws;

(2) the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, expressly assumes by supplemental indenture the due and punctual payment of all amounts due in respect of the principal of and premium, if any, and interest on the debt securities of such series and the performance of all of our obligations under the debt securities and the Indentures; and

(3) immediately after giving effect to the transaction no default or Event of Default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.

If we consolidate or merge with or into any other corporation, limited partnership, limited liability company or similar entity or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring entity will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the debt securities.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:

(1)	default in the payment of any interest on any debt security of such series when due and payable and continuance of such default for a period of 30 days;

(2)	default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

(3)	default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1) or (2) above), and the continuance of such default or breach for a period of 60 days after we receive written notice of such default or breach;

(4)	default in the payment by us, when due (after the expiration of any applicable grace period thereto), of an aggregate principal amount of Debt in respect of borrowed money (other than debt securities of such series) exceeding $300 million, or default which results in such Debt (other than debt securities of such series) in an aggregate principal amount exceeding $300 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such Debt having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such Debt, within 15 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding securities of such series;

(5)	certain events of bankruptcy, insolvency or reorganization of FIS;

(6)	the denial or disaffirmance by any Subsidiary Guarantor of such Subsidiary Guarantor’s obligations under its guarantee, or the holding of any guarantee as being unenforceable or invalid in any judicial proceeding, or any guarantee ceasing to be in full force and effect, except as permitted under the Senior Indenture; and

(7)	any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of or interest on, have been cured or waived as provided in the Indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request. Such limitations do not apply, however, to a suit instituted by a holder of a debt security of any series directly (as opposed to through the trustee) for enforcement of payment of principal of, and premium, if any, or interest on such debt security of any series on or after the respective due dates expressed or provided for therein.

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture. In addition, we have agreed to deliver to the trustee, promptly after we become aware of the occurrence of a default or an event of default of the character specified in the fourth bullet point under the caption “Events of Default, Notice and Waiver” above, written notice of the occurrence of such default or event of default.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement, we and, if applicable, each Subsidiary Guarantor, may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we may elect, at our option, either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon.

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modification of the Indentures

Under the Indentures, we, our Subsidiary Guarantors, if applicable, and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:

•

evidence the succession of another person to FIS or any Subsidiary Guarantor and the assumption by any such successor of the covenants of FIS or of such Subsidiary Guarantor in the Indentures and in the debt securities; or

•

add to the covenants of FIS or of any Subsidiary Guarantor for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon FIS or such Subsidiary Guarantor in the Indentures or in the debt securities; or

•	add any additional Events of Default with respect to all or any series of debt securities; or

•

add to or change any of the provisions of the Indentures to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of debt securities in global form; or

•

amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the debt securities; or

•	establish the form or terms of debt securities of any series as permitted by the Indentures; or

•	add or release a Subsidiary Guarantor as required or permitted by the Indentures;

•

evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•

cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency, or conform the Indentures or the debt securities of a series to any provision of the description thereof set forth in the final prospectus, offering memorandum or other offering document, as supplemented as of the time of sale, under which such debt securities were sold; or

•	make any other change that does not adversely affect the rights of any holder; or

•

make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we, the Subsidiary Guarantors, if applicable, and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

•

change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

•

reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•	reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

•	except as provided in the Indenture, release the guarantee of a Subsidiary Guarantor; or

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture; or

•	change any obligation of FIS to maintain an office or agency in the places and for the purposes specified in the Indentures; or

•

make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law

The Indentures, the debt securities and the guarantees, if any, will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Definitions

Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the Indentures for the full definition of all such terms, as well as any other terms used above for which no definition is provided.

“Attributable Value” in respect of any sale and leaseback transaction means, as of the time of determination, the lesser of (i) the sale price of the Principal Facility involved in such transaction and (ii) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of March 30, 2012 among the Company, the guarantors thereunder, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other Persons from time to time parties thereto, as amended, supplemented, or modified from time to time.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Debt” means, in respect of any person, (a) all indebtedness in respect of borrowed money, (b) all obligations of such person evidenced by bonds, notes, debentures or similar instruments and (c) the indebtedness of any other persons of the foregoing types to the extent guaranteed by such person; but only, for each of clauses (a) through (c), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet).

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Settlement Lien” means any lien relating to any transfer of cash or other property by means of any paper-based or electronic payment, transfer or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by us or our subsidiaries at customer locations.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise specified in the applicable prospectus supplement, a warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•

The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•

The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•

The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement.

If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•

Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•

The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•

The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•

The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to be received by us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than our Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the Common Stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The applicable prospectus supplement will describe the plan of distribution with regard to any shares to be sold by selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 19, 2012;

•

our current reports on Form 8-K, filed with the SEC on April 5, 2012, June 4, 2012, December 10, 2012, January 11, 2013 and (with respect to the information therein appearing under Item 8.01 only) February 12, 2013; and

•

the description of the our Common Stock, par value $.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on April 3, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York and certain matters with respect to Georgia law will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Additional legal matters may be passed on for us and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fidelity National Information Services, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FIDELITY NATIONAL

INFORMATION SERVICES, INC.

19,272,336 Shares

Common Stock

PROSPECTUS

SUPPLEMENT

Goldman, Sachs & Co.